Exhibit B-196





Exhibit A


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 MYR GROUP INC.

      It is hereby certified that:

      FIRST:      The name of the corporation (hereinafter called
the "corporation") is MYR GROUP INC.

      SECOND: The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

      THIRD:      The purpose of the corporation is to engage in any lawful
act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of stock which the corporation shall have authority to issue one hundred (100) shares, all of which are without par value. All such shares are of one class and are shares of Common Stock.

      FIFTH:      The corporation is to have perpetual existence.

      SIXTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time.

      SEVENTH:    The board of directors of the corporation is expressly
authorized to adopt, amend or repeal bylaws of the corporation.

      EIGHTH:     Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.